December 28, 2006

Dear Wells REIT Investor:

The Board of Directors has recently amended the terms of the Share Redemption Program (SRP) to allow for an immediate temporary suspension of the program if the Board becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. For all other amendments or suspensions, 30 days' notice remains in effect.

If you have questions, please call your financial representative or feel free to contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday,
8:15 a.m. to 6:30 p.m., or Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing in the Wells REIT and allowing us the opportunity to be good stewards of your investment.

Sincerely,

Leo F. Wells III

President

Wells Real Estate Funds

cc: Financial Representative